EXHIBIT 3(iii)

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
ACCELERATED ACQUISITIONS V, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of Accelerated Acquisitions V, Inc. held on May 26, 2010, the Directors approved the following resolution:

        Article FIRST of the Certificate of Incorporation shall be as follows:
“FIRST:  The name of the Corporation is Demand Pooling, Inc.”

SECOND: That thereafter, pursuant to Delaware General Corporation Laws Section 228, a consent in writing, setting forth the action so taken, was signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this ____ day of March, 2011.
/s/ Richard Aland

By:

Title:	President
Name:	Richard Aland